VCA-11


                               AMENDMENT NO. 1 to
                         INVESTMENT MANAGEMENT AGREEMENT


     Amendment No. 1 dated as of the 1Oth day of June, 1983 to AGREEMENT dated the 17th day of March, 1982 (herein referred to as the "Agreement") by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (herein referred to as "Prudential"), and THE PRUDENTIAL VARIABLE CONTRACT ACCOUNT-ll (herein referred to as "VCA-11").

     Prudential and VCA-ll hereby agree that Section 3 of the Agreement shall be amended to read as follows:

     "3. At least once every three months Prudential shall furnish to The Prudential Variable Contract Account-ll Committee ("Committee") a schedule of the investments held in VCA-ll and shall include therein a statement of all purchases and sales made on behalf of VCA-ll during the period since the preceding report."

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on their behalf by their duly authorized officers as of the date first hereinabove mentioned.

                   THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Attest:


/s/ Isabelle L. Kirchner                     By /s/ Garnett L. Keith
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Secretary                                              Vice President
ISABELLE L. KIRCHNER                                  GARNETT L. KEITH

                                   THE PRUDENTIAL VARIABLE CONTRACT ACCOUNT-ll

Attest:


/s/ Irving Patrick Fox                       By /s/ James H. Gately
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Secretary to the Committee                        Chairman of the Committee
IRVING PATRICK FOX                                     JAMES H. GATELY